Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)    Registration Statement (Form S-8 No. 333-197726) pertaining to the Catalent, Inc. 2014 Omnibus Incentive Plan,

(2)    Registration Statement (Form S-8 No. 333-228438) pertaining to the Catalent, Inc. 2018 Omnibus Incentive Plan and the Catalent, Inc. 2019 Employee Stock Purchase Plan,

(3)    Registration Statement (Form S-3 No. 333-267639) of Catalent, Inc. and in the related Prospectus, and

(4)    Registration Statement (Form S-8 No. 333-278578) pertaining to the Catalent, Inc. 2018 Omnibus Incentive Plan;

of our report dated December 8, 2023, with respect to the consolidated financial statements of Catalent, Inc. included in this Annual Report (Form 10-K) of Catalent, Inc. for the year ended June 30, 2024.
/s/ Ernst & Young LLP

Iselin, New Jersey
September 6, 2024